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Gold Standard Mining Corp.

28030 Dorothy Drive Suite 307 Agoura Hills, CA 91301

818 -665-2098

Gold Standard Mining Corp. Announces

Agreement with Umlekan Mining

July 8, 2011 -LOS ANGELES & BLAGOVESCHENSK, RUSSIA --(BUSINESS WIRE) --Gold Standard Mining Corp. (OTCQB: GSTP) (“Gold Standard” or the “Company”) announced today that it has entered into an agreement with 000 GPK Umlekan, Ltd. and its wholly owned subsidiary Umlekan MC Ltd. (“Umlekan”) for the exploration of gold, copper and other mineral deposits on 184 square kilometers in Eastern Umlekan Ore Node in the Zeya Zone in the Amur region of Russia pursuant.

Umlekan has a license to geologically study, survey and extract these mineral deposits on this property until December 12, 2033, subject to early termination. Umlekan has represented that it has undertaken all necessary work and made all payments required to maintain the license and is in compliance with all laws and regulations.

Under the agreement with Umlekan, Gold Standard has the exclusive right to conduct at its expense further exploration and development work on the property, with the objective of defining a reserve and producing a “bankable feasibility study” (BFS). The BFS will be carried out in collaboration with a to be determined well-recognized engineering firm that specializes in mining.

At the completion of the BFS, Gold Standard will decide from the following three options as to its future participation in the project: (a) a 50% net profits interest if it provides all future project costs until the project becomes cash flow positive; (a) a 75% net profits interest if it provides 75% of all future project costs (with Umlekan providing the balance) and by making a “catch up” cash payment to Umlekan of 25% of expenditures made by Umlekan through the date of the BFS; or (c) a 10% net profits interest if it determines to contribute to future project costs. Gold Standard’s obligation to fund costs will be net of financing obtained from third parties, and Gold Standard to recover its financing prior to distributions of net profits. GSTP also has the right to have the License transferred to its name or entity controlled by GSTP for a payment of $500,000.

Umlekan will be involved in all aspects of the exploration and development program, will play a key role in ensuring that the project is operated in a cost effective manner and will have an integral part in providing road construction, logistical support, supply of personnel, and aiding in selection of contractors. Umlekan will also have responsibility for maintaining relations with local, regional and national governmental and regulatory authorities.

Gold Standard will benefit from Umlekan’s operating capability and expertise in the Amur Region, where Umlekan has operated for many years. Gold Standard will contribute funding and technical capability, which will be important for successful project development.

Gold Standard will be required to raise financing to fund all of its activities at the property, including funds to complete the BFS and, if it desires to proceed thereafter, to fund mining operations. The Company presently has no commitment for such financing.

“We are excited to sign this agreement with Umlekan. Umlekan will provide us with their operational expertise and local relationships to enable us to explore for metals in the Amur Region,” stated Pantelis Zachos, President of Gold Standard.

The agreement will be filed in an 8-K.

ABOUT GOLD STANDARD MINING CORP. (OTCQB: GSTP) Gold Standard Mining Corp. is a publicly held Nevada corporation whose common stock trades on the over-the-counter market under the trading symbol GSTP. Gold Standard’s mission is to become a producer of minerals from the vast resources of Russia, while benefitting from the skill base and engineering strength of the Russian mining sector with the support of Western technology, finance, and corporate governance.

FORWARD LOOKING STATEMENTS:

Except for statements of historical fact, this news release contains certain "forwardlooking statements” as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation expectations, beliefs, plans and objectives regarding the development, use and marketability of products. Such forward-looking statements are based on present circumstances and on the Company's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, and are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results expressed or implied by such forward-looking statements. Such factors include the Company’s ability to raise capital to engage in exploration and developments operations; whether its exploration activities will identify commercially viable quantities of gold, copper or other valuable ores; general economic and business conditions; the ability to successfully develop and market products, consumer and business consumption habits, the ability to fund operations and other factors that the Company has little or no control. Such forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements. Risks, uncertainties and other factors are discussed in documents filed from time to time by the Company with the Securities and Exchange Commission.

Contact: Mr. Pantelis Zachos, Chief Executive Officer

Gold Standard Mining Corp.

28030 Dorothy Drive

Suite 307 Agoura Hills, CA 91301

Phone: 818-665-2098

Website: http://www.goldstandardmining.com